EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We consent to the incorporation by reference in the Registration Statement on Form S-3, to be filed on or about May 4, 2007 of Spectrum Pharmaceuticals, Inc., of our report dated March 13, 2007 with respect to the consolidated financial statements of Spectrum Pharmaceuticals, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2006, filed with the Securities and Exchange Commission. We also consent to the reference to us under the headings “Experts” in such Registration Statement.
/s/ KELLY & COMPANY
Kelly & Company
Costa Mesa, California
May 4, 2007